FORM 3                                           ------------------------------
                                                           OMB APPROVAL
                                                 ------------------------------
                                                 OMB Number           3235-0104
                                                 Expires:      January 31, 2005
                                                 Estimated average burden hours
                                                 per response...............0.5
                                                 ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

    Nuttall                           Scott                   C.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

   c/o Kohlberg Kravis Roberts & Co.
   9 West 57th Street
--------------------------------------------------------------------------------
                                    (Street)

   New York                          New York               10019
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     12/31/02
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Willis Group Holdings Limited/WSH
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than one Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                      2. Amount of Securities    3. Ownership Form:
1. Title of Security                     Beneficially Owned         Direct (D) or      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 Indirect              (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                           3,000                      D
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date         Expira-                              Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-        tion                                 of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable      Date          Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                           Right to
   Common Stock          See Note 1  See Note 1     Common Stock           2,149           $0               I              receive
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.



        /s/ William J. Janetschek                               1/09/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      William J. Janetschek, as
      attorney-in-fact for Scott C.
      Nuttall


                                                                   Page 2 of 4
                                                               SEC 1473 (7/96)

Scott C. Nuttall                     12/31/02     Willis Group Holdings Limited
c/o Kohlberg Kravis Roberts & Co.                 WSH
9 West 57th Street
New York, New York 10019



                                 Note 1 to Form 3


The reported derivative security represents the number of shares receivable as a result of the election to defer the directorship fees under the Company's Non-Employee Directors' Deferred Compensation Plan. These shares are received upon the earlier of (1) a change of control of the Company; (2) the first business day of the calendar year following the date the director retires, resigns or ceases to serve as a director or; (3) the termination of the Plan.

                               POWER OF ATTORNEY


Know all men by these presents that Scott C. Nuttall does hereby make, constitute and appoint William J. Janetschek and Richard J. Kreider, or either one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned in the undersigned's individual capacity to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to: (i) Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), including without limitation, Schedule 13D, Schedule 14G, statements on Form 3, Form 4 and Form 5 and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID.


                                                /s/ Scott C. Nuttall
                                                ------------------------------
                                                Name:  Scott C. Nuttall


Date: November 20, 2002

                                                                   Page 4 of 4